UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report: November 10, 2011
Date of Earliest Event Reported: November 4, 2011

1111 West Jefferson Street, Suite 200
Boise, Idaho 83702-5388
(Address of principal executive offices) (Zip Code)

(208) 384-7000
(Registrants' telephone number, including area code)

Commission File Number	Exact name of registrant as specified in its charter	IRS Employer Identification No.	State or other jurisdiction of incorporation
001-33541 333-166926-04	Boise Inc. BZ Intermediate Holdings LLC	20-8356960 27-1197223	Delaware Delaware
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
This Form 8-K filing is a combined report being filed separately by two registrants: Boise Inc. and BZ Intermediate Holdings LLC. Unless the context indicates otherwise, any reference in this report to the "company," "we," "us," "our," or "Boise" refers to Boise Inc. together with BZ Intermediate Holdings LLC and its consolidated subsidiaries.

Item 1.01	Entry into a Material Definitive Agreement.

On November 4, 2011, BZ Intermediate Holdings LLC (Holdings), as guarantor, and Boise Paper Holdings, L.L.C. (Borrower), as borrower, entered into a $700 million five-year senior secured credit agreement (the New Credit Agreement) with a syndicate of lenders including JPMorgan Chase Bank, N.A., individually and as administrative agent. The syndicate of lenders was arranged by J.P. Morgan Securities, LLC, CoBank, ACB, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners.

The New Credit Agreement replaced the Borrower's Credit and Guaranty Agreement dated as of February 22, 2008, as amended, which was terminated effective November 4, 2011, and consists of a five-year amortizing $200 million senior secured Tranche A term loan facility (the Term Loan Facility) and a five-year non-amortizing $500 million senior secured revolving credit facility (the Revolving Credit Facility).

The Term Loan Facility and amounts drawn under the Revolving Credit Facility bear interest at an annual rate that is determined based on our Total Leverage Ratio (essentially our total net debt divided by our four trailing quarters of adjusted consolidated EBITDA). If our Total Leverage Ratio is less than 2 times, the interest rate is LIBOR plus 1.75%; at 2 times or greater but less than 3 times, it is LIBOR plus 2.00%; and at 3 times or greater, it is LIBOR plus 2.25%. We also pay an annual commitment fee for undrawn amounts under the Revolving Credit Facility, which is also based on our Total Leverage Ratio. If our Total Leverage Ratio is less than 3 times, the commitment fee rate is 0.35% and at 3 times or greater, it is 0.50%.

In addition, under the New Credit Agreement we have three financial covenants we must maintain based on four trailing quarters of EBITDA. Interest Expense Coverage Ratio must be 2.50 or more; Senior Secured Leverage Ratio must be 2.75 or less; and Total Leverage Ratio must be 4.50 or less.

The Borrower's obligations under the New Credit Agreement are guaranteed by Holdings (as noted above) and by each of Borrower's existing and subsequently acquired domestic subsidiaries, subject to certain materiality limitations (collectively, the Guarantors). The New Credit Agreement is secured by a first priority security interest in substantially all of the real, personal, and mixed property of Borrower and the Guarantors, including a first priority security interest in 100% of the equity interests of Borrower and each domestic subsidiary of Holdings, and, if requested by the administrative agent, 65% of the equity interests of each of Holdings' foreign subsidiaries, and all intercompany debt.

The New Credit Agreement loan documentation contains, among other terms, representations and warranties, affirmative and negative covenants, events of default, and indemnification customary for loan agreements for similar leveraged financings, including limits to the ability of Holdings and its subsidiaries to make certain restricted payments, acquisitions, and capital expenditures.

The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the complete text of the New Credit Agreement, together with its exhibits, which will be filed with the company's annual report on Form 10-K for the year ended December 31, 2011.

Item 1.02	Termination of a Material Definitive Agreement.

The New Credit Agreement described in Item 1.01 above replaces the company's Credit and Guaranty Agreement dated as of February 22, 2008, as amended on October 13, 2009, and October 20, 2010, among Borrower, Holdings, certain subsidiaries of Holdings (as guarantors), various lenders, Goldman Sachs Credit Partners L.P. (as joint lead arranger, joint bookrunner, administrative agent and collateral agent), Toronto Dominion (Texas) LLC (as syndication agent), Bank of America, N.A. and Cobank, ACB (as co-documentation agents), and Lehman Brothers Inc. (as joint lead arranger and joint bookrunner) (the Terminated Credit Agreement). The Terminated Credit Agreement was terminated effective November 4, 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

BOISE INC.		BZ INTERMEDIATE HOLDINGS LLC

By	/s/ Karen E. Gowland	By	/s/ Karen E. Gowland
	Karen E. Gowland Senior Vice President, General Counsel and Secretary		Karen E. Gowland Senior Vice President, General Counsel and Secretary

Date: November 10, 2011